Exhibit 3.1

BANC OF CALIFORNIA, INC.

ARTICLES OF AMENDMENT

Banc of California, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by revising Section A of Article 6 to read as follows:

“A. Capital Stock. The total number of shares of capital stock of all classes which the Corporation has authority to issue is five hundred million (500,000,000) shares, classified as follows:

1. Fifty million (50,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2. Four hundred fifty million (450,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

The aggregate par value of all the authorized shares of capital stock is five million dollars ($5,000,000). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the stockholders of the Corporation. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus. If shares of one class of stock are classified or reclassified into shares of another class of stock by the Board of Directors pursuant to this Article 6, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

SECOND: The amendment to the charter of the Corporation as set forth above was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the charter of the Corporation.

THIRD: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Corporate Secretary as of the 1st day of June, 2018.

ATTEST:	BANC OF CALIFORNIA, INC.

/s/ Rachel Fisher	By:	/s/ Douglas H. Bowers
Rachel Fisher		Douglas H. Bowers
Corporate Secretary		President and Chief Executive Officer

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